Exhibit 10.4(c)

THIRD AMENDMENT TO THE
ANTHEM, INC. EXECUTIVE AGREEMENT PLAN
Pursuant to rights reserved under Section 7.3 of the Anthem, Inc. Executive Agreement Plan (as restated effective December 2, 2014 and as amended) (the “Plan”), Anthem, Inc. hereby amends the Plan, as follows:
1.The table set forth in Section 3.2(a)(iv) is amended in its entirety to read as follows effective for individuals first hired as an Executive Vice President or newly promoted to Executive Vice President on and after May 15, 2018 except as noted therein:

	(A)	(B)	(C)	(D)
Position	Percentage absent Change in Control	Severance Period, absent Change in Control, Over Which Severance Pay will be Paid	Percentage --- Change in Control	Severance Period -- Change in Control Over Which Severance Pay will be Paid
Other Key Executive	100%	One year	100%	One year
Senior Vice President[1] and Vice President	100%	One year	100%	One year
Senior Vice President[2]	150%	One and one-half years	250%	Two and one-half years
Executive Vice President [3] and Chief Executive Officer	200%	Two years	300%	Three years
Executive Vice President[4]	200%	Two years	200%	Two years
1 The percentage and corresponding severance period applies to an Executive classified as a Senior Vice President at the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a) and who either (a) first became a Participant on or after August 6, 2013, or (b) is a Participant as of August 6, 2013 in another employment classification and his employment classification changes to Senior Vice President on or after August 6, 2013.
2 The percentage and corresponding severance period applies to an Executive who became a Participant before August 6, 2013, is classified as a Senior Vice President as of August 6, 2013 and remains a Senior Vice President until the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a).
3The percentage and corresponding severance period applies to an Executive who became a Participant before May 15, 2018, is classified as an Executive Vice President as of May 15, 2018 and remains an Executive Vice President until the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a).
4The percentage and corresponding severance period applies to an Executive classified as an Executive Vice President at the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a) and who either (a) first became a Participant on or after May 15, 2018, or (b) is a Participant as of May 14, 2018 in another employment classification and his employment classification changes to Executive Vice President on or after May 15, 2018.

Exhibit 10.4(c)

2.Clauses (iv) and (v) of Section 3.3(a) are amended in their entirety to read as follows:
(iv)    if the cash credits portion of the Directed Executive Compensation program is available to the active employees at the Participant’s Executive level and the Executive became a Participant before June 1, 2018, the continuation of Directed Executive Compensation monthly cash payments, provided that each such cash payment by the Company pursuant to this Section 3.3(a)(iv) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A; and
(v)    if financial planning services are available to the active employees at the Participant’s Executive level and the Executive became a Participant before June 1, 2018, the Company shall reimburse the Participant’s expenses for financial planning incurred during the Severance Period. Such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the Participant incurs the financial planning expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each reimbursement of the Participant’s expenses for financial planning pursuant to this Section 3.3(a)(v) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.
3.The introductory paragraph of Section 3.6(c) is amended its entirety to read as follows effective for Eligible Separations from Service (as defined in the Plan) occurring on and after July 1, 2018:
3.6    Restrictive Covenants. As a condition of participation in this Plan each Participant agrees as follows:
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(c)    Non-Competition. During the Employment Period and any period in which the Participant is employed by the Company during or after the Employment Period, and during a period of time after the Participant’s termination of employment (the “Restriction Period”) which is twenty-four (24) months for Executive Vice Presidents and the Chief Executive Offer, fifteen (15) months for Senior Vice Presidents who became a Participant before August 6, 2013, and twelve (12) months for all other Participants (including Senior Vice Presidents who first become Participants on or after August 6, 2013 or were Participants as of August 6, 2013 in another employment classification and whose employment classification changes to Senior Vice President on or after August 6, 2013), the Participant will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

Exhibit 10.4(c)

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IN WITNESS WHEREOF, the following authorized officer has executed this Third Amendment to evidence its adoption by Anthem, Inc. this 27th day of August, 2018.
ANTHEM, INC.

By:     /s/ Gail K. Boudreaux
Gail K. Boudreaux
President & CEO

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